Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES SECOND QUARTER 2018 FINANCIAL RESULTS

TOANO, Va., July 31, 2018 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced financial results for the second quarter and six months ended June 30, 2018.

Second Quarter Results

Net sales for the second quarter of 2018 increased $20 million, or 7.6%, to $283.5 million from $263.5 million in the second quarter of 2017. Net sales in comparable stores increased $12.3 million, or 4.7%, driven by a 4.6% increase in the average sale and by a 0.1% increase in the number of customers invoiced. Merchandise sales in comparable stores grew 0.9% over the same quarter in the prior year. Net sales in non-comparable stores increased $7.7 million. The Company opened eight new stores during the second quarter of 2018, bringing the total store count to 406 as of June 30, 2018.

Gross profit increased 4% in the second quarter of 2018 to $101.3 million from $97.5 million in the comparable period in 2017. Gross margin decreased to 35.7% in the second quarter of 2018 from 37% in the second quarter of 2017. Gross margin was favorably impacted by revisions to antidumping rates, which generated income of $2.1 million and $2.8 million for the three months ended June 30, 2018 and 2017, respectively. During the second quarter of 2017, gross margin was also favorably impacted by a reduction of $1 million in the reserve for the Company’s Air Quality Testing Program. Excluding the items shown in the attached supplemental schedule, Adjusted Gross Margin (a non-GAAP measure) was 35% and 35.5% for the three months ended June 30, 2018 and 2017, respectively. This decline of 50 basis points from 2017 was due to increased transportation costs, increased costs related to inventory obsolescence, and an increased mix of installation sales, which carry lower gross margins, and increased promotion of selected categories. This was partially offset by a higher mix of manufactured products, particularly engineered vinyl plank, which carry above average gross margins.

Selling, general and administrative (“SG&A”) expenses increased in the second quarter of 2018 to $102.2 million from $92.3 million in the comparable period in 2017. The increase in SG&A was in part attributable to legal settlements, as well as incremental legal and professional fees, of approximately $6.0 million and $3.5 million for the three months ended June 30, 2018 and 2017, respectively. Excluding the items shown in the attached supplemental schedule, Adjusted SG&A (a non-GAAP measure) was $96.2 million and $88.8 million for the three months ended June 30, 2018 and 2017, respectively. This $7.4 million increase was primarily driven by increases in payroll, advertising, and other operating expenses including occupancy, credit card fees and depreciation, most of which reflect the impact of opening 21 new stores since June 30, 2017.

Operating loss for the three months ended June 30, 2018 was ($0.9 million) compared to operating income of $5.1 million in the comparable period in 2017. Excluding the items shown in the attached supplemental schedule, Adjusted Operating Income (a non-GAAP measure) was $3.0 million and $4.9 million for the three months ended June 30, 2018 and 2017, respectively.

Net loss for the three months ended June 30, 2018 was $1.5 million, or $0.05 per diluted share, compared to net income of $4.5 million, or $0.16 per diluted share, for the three months ended June 30, 2017.

At June 30, 2018, the Company had approximately $120 million in liquidity, comprised of cash and cash equivalents and availability under its revolving credit facility. The Company had $35 million outstanding on its revolving credit facility at June 30, 2018, compared to $15 million at December 31, 2017.

Dennis Knowles, Chief Executive Officer, commented, “During the second quarter, we were pleased with our topline revenue growth, as well as the continued strong installation expansion and opening of eight new stores. In addition, with the appointment of Jennifer Bohaty as Chief Ethics and Compliance Officer and Charles Tyson as Chief Customer Experience Officer, we have truly transformed the leadership of the Company over the past two years. In that time we have recruited eight new, accomplished professionals to lead the most critical functions of our Company. We believe this leadership is well on its way to building a sustainable, customer-focused and growing company for the long term.”

2018 Outlook

The Company reaffirmed its full-year 2018 expectations as follows:

Total revenue growth	Mid-to-upper single digits
Comp store sales growth	Mid-single digits
Adjusted operating profit margin (a non-GAAP measure)	Low-to-mid single digits (2% - 3%)
Store openings	20 - 25
Capital spending	$15 million to $20 million

Exit of Finishing Operation / Equipment Purchase Agreement and Vendor Partner Agreement

The Company recently conducted a comprehensive internal review of its Bellawood™ products finishing lines, which currently employ approximately 45 people and is located in the corporate headquarters in Toano, Virginia. Based on this internal review, the Company is exiting this finishing operation and focusing on its core competencies in merchandising, retail operations and the customer experience. To facilitate this change, on July 26, 2018, the Company entered into an equipment purchase agreement pursuant to which the Company will sell its finishing lines and related equipment to an unaffiliated third party. The proceeds from this sale are expected to be approximately $1.8 million. The Company also expects to recognize an impairment of approximately $2 million in the third quarter of 2018. The Company has also entered into an agreement with the purchaser in which the purchaser has agreed to sell finished products and provide certain services to the Company. This agreement will represent approximately one quarter (25%) of the unit production previously handled in the Toano facility, with the balance being supplied by other third party, unaffiliated vendors. The Bellawood™ brand and quality standard will continue and the Company will retain all ownership and rights of use and registration for the Bellawood trademark.

Please refer to the Company’s Current Report on Form 8-K filed on July 31, 2018 for more information.

Headquarters Relocation

The Company currently leases approximately 315,000 square feet of combined production, warehouse and office space in Toano, VA that serves both as its corporate headquarters and houses the Company’s finishing operation. The current lease expires at December 31, 2019. On July 31, 2018, the Company announced that it will relocate its corporate headquarters and call center from Toano, Virginia to Richmond, Virginia. In connection with the relocation, the Company has signed a letter of intent and expects to consummate a lease for an existing building with approximately 52,900 square feet of office space, which will become the Company’s new corporate headquarters and will house approximately 200 employees. The term of the lease is expected to be 123 months, commencing on or about October 1, 2019, with two renewal options of five years each.

Mr. Knowles concluded, “The Toano / Williamsburg community has been a very supportive home for Lumber Liquidators during our 15 years here, and we will miss the community as we move a few miles west. At the same time, with a growing business and new leadership team focused on product innovation, core retail operations and the customer experience, it is the right time for us to relocate to a smaller facility in a metropolitan environment. We look forward to expanding our presence in the city of Richmond and Henrico County, and benefitting from bringing the corporate team together in one location. We are excited about the future of the Company and the benefits that these changes will bring to our shareholders and our employees. We, as always, remain focused on our customers throughout the buying process from inspiration to installation.”

Please refer to the Company’s Current Report on Form 8-K filed on July 31, 2018 for more information.

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on July 31, 2018, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through August 7, 2018 and may be accessed by dialing (844) 512-2921 or (412) 317-6671 and entering pin number 13681169. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.LumberLiquidators.com.

About Lumber Liquidators

With over 400 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate, resilient vinyl and wood-look ceramic tile. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes "forward-looking" statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, the impact on us of any of the following:

•	government investigations and related legal proceedings;
•	other current and former legal proceedings;
•	obligations under various settlement agreements and other compliance matters;
•	impact of liquidity in the settlement of legal proceedings;
•	new laws and regulations;
•	impact of the Tax Act;
•	maintenance of valuation allowances on deferred tax assets and the impacts thereof;
•	the inability to open new stores;

•	capital expenditures;
•	funding of the remaining portion of the MDL obligation;
•	managing growth;
•	increased transportation costs;
•	damage to our assets;
•	disruption in our ability to finish and distribute our products;
•	disruptions related to our corporate headquarters relocation;
•	operating stores in Canada and an office in China;
•	managing third-party installers and product delivery companies;
•	renewing store or warehouse leases;
•	having sufficient suppliers;
•	disruption in our ability to obtain products from our suppliers;
•	our, and our suppliers’, compliance with complex and evolving rules, regulations, and laws at the federal, state, and local level;
•	product liability claims;
•	obtaining products from abroad, including the effects of tariffs, as well as the effects of antidumping and countervailing duties;
•	availability of suitable hardwood;
•	changes in economic conditions, both domestic and abroad;
•	sufficient insurance coverage;
•	access to capital;
•	disruption due to cybersecurity threats;
•	handling of confidential customer information;
•	management information systems disruptions;
•	alternative e-commerce offerings;
•	our advertising strategy;
•	anticipating consumer trends;
•	competition;
•	internal controls;
•	impact of changes in accounting guidance;
•	stock price volatility; and
•	anti-takeover provisions.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding these and other additional risks and uncertainties is contained in the Company's other reports filed with the Securities and Exchange Commission, including the Item 1A, "Risk Factors," section of the Form 10-K for the year ended December 31, 2017.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures: (i) Adjusted Gross Profit; (ii) Adjusted Gross Margin as a percentage of sales; (iii) Adjusted SG&A; (iv) Adjusted SG&A as a percentage of sales; (v) Adjusted Operating Income (Loss) and (vi) Adjusted Operating Margin as a percentage of sales. These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies. The Adjusted Operating Profit margin items guidance cannot be reconciled to GAAP guidance without unreasonable effort because we are unable to accurately forecast the impact of legacy legal and unusual items on operating profit.

The non-GAAP financial measures are presented because management uses these non-GAAP financial measures to evaluate the Company’s operating performance and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance, which include regulatory and legal settlements and associated legal and operating costs, changes in antidumping and countervailing duties, as such items are outside the control of the Company or are due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

For further information contact:

Lumber Liquidators Investor Relations

Steve Calk or Jackie Marcus

Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30,	December 31,
	2018	2017
Assets
Current Assets:
Cash and Cash Equivalents	$11,122	$19,938
Merchandise Inventories	296,798	262,280
Prepaid Expenses	8,689	9,108
Other Current Assets	10,152	6,670
Total Current Assets	326,761	297,996
Property and Equipment, net	98,094	100,491
Goodwill	9,693	9,693
Other Assets	3,754	2,615
Total Assets	$438,302	$410,795

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$73,385	$67,676
Customer Deposits and Store Credits	45,347	38,546
Accrued Compensation	8,670	12,101
Sales and Income Tax Liabilities	4,473	4,273
Accrual for Multidistrict Litigations ("MDL") and Related Laminate Matters	38,240	36,960
Other Current Liabilities	18,298	18,605
Total Current Liabilities	188,413	178,161
Other Long-Term Liabilities	18,916	19,787
Revolving Credit Facility	35,000	15,000
Total Liabilities	242,329	212,948

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 31,486 and 31,397 shares issued and 28,551 and 28,490 shares outstanding, respectively)	31	31
Treasury Stock, at cost (2,935 and 2,907 shares, respectively)	(141,542)	(140,875)
Additional Paid-in Capital	210,953	208,629
Retained Earnings	127,788	131,214
Accumulated Other Comprehensive Loss	(1,257)	(1,152)
Total Stockholders’ Equity	195,973	197,847
Total Liabilities and Stockholders’ Equity	$438,302	$410,795

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2018	2017	2018	2017

Net Sales	$283,474	$263,500	$545,246	$511,889
Cost of Sales	182,164	166,044	348,964	327,634
Gross Profit	101,310	97,456	196,282	184,255
Selling, General and Administrative Expenses	102,223	92,336	198,641	204,550
Operating (Loss) Income	(913)	5,120	(2,359)	(20,295)
Other Expense	346	516	667	1,028
(Loss) Income Before Income Taxes	(1,259)	4,604	(3,026)	(21,323)
Income Tax Expense	195	129	400	574
Net (Loss) Income	$(1,454)	$4,475	$(3,426)	$(21,897)
Net (Loss) Income per Common Share—Basic	$(0.05)	$0.16	$(0.12)	$(0.77)
Net (Loss) Income per Common Share—Diluted	$(0.05)	$0.16	$(0.12)	$(0.77)
Weighted Average Common Shares Outstanding:
Basic	28,546	28,394	28,527	28,342
Diluted	28,546	28,697	28,527	28,342

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended
	June 30,
	2018	2017
Cash Flows from Operating Activities:
Net Loss	$(3,426)	$(21,897)
Adjustments to Reconcile Net Loss:
Depreciation and Amortization	9,567	8,716
Stock-based Compensation Expense	2,123	2,469
Loss on Disposal of Fixed Assets	23	—
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(38,648)	25,942
Accounts Payable	5,034	(51,601)
Customer Deposits and Store Credits	6,925	5,617
Prepaid Expenses and Other Current Assets	307	3,110
Accrual for MDL and Related Laminate Matters	2,951	18,000
Other Assets and Liabilities	(6,386)	(7,112)
Net Cash Used in Operating Activities	(21,530)	(16,756)
Cash Flows from Investing Activities:
Purchases of Property and Equipment	(6,584)	(3,847)
Other Investing Activities	28	250
Net Cash Used in Investing Activities	(6,556)	(3,597)
Cash Flows from Financing Activities:
Borrowings on Revolving Credit Facility	29,000	35,000
Payments on Revolving Credit Facility	(9,000)	(18,000)
Payments on Capital Lease Obligations	—	(237)
Payments on Financed Insurance Obligations	(612)	—
Other Financing Activities	(587)	321
Net Cash Provided by Financing Activities	18,801	17,084
Effect of Exchange Rates on Cash and Cash Equivalents	469	637
Net Decrease in Cash and Cash Equivalents	(8,816)	(2,632)
Cash and Cash Equivalents, Beginning of Period	19,938	10,271
Cash and Cash Equivalents, End of Period	$11,122	$7,639

Supplemental disclosure of non-cash operating and financing activities:
Financed Insurance Premiums	$—	$1,346

Lumber Liquidators Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(in thousands, except percentages)

Items impacting gross margin with comparisons to the prior-year periods include:

	Three Months Ended June 30,				Six Months Ended June 30,
	2018		2017		2018		2017
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(dollars in thousands)				(dollars in thousands)
Gross Profit/Margin, as reported (GAAP)	$101,310	35.7%	$97,456	37.0%	$196,282	36.0%	$184,255	36.0%

Antidumping Income [1]	(2,126)	(0.7)%	(2,797)	(1.1)%	(2,126)	(0.4)%	(2,797)	(0.5)%
Indoor Air Quality Testing Program Income [2]	—	—	(993)	(0.4)%	—	—	(993)	(0.2)%
Total	(2,126)	(0.7)%	(3,790)	(1.5)%	(2,126)	(0.4)%	(3,790)	(0.7)%

Adjusted Gross Profit/Margin, (a non-GAAP measure)	$99,184	35.0%	$93,666	35.5%	$194,156	35.6%	$180,465	35.3%

1 We recognized countervailing and antidumping income of $2.1 million and $2.8 million associated with applicable prior-year shipments of engineered hardwood from China for the three and six months ended June 30, 2018 and 2017, respectively.

2 In the second quarter 2017, we reduced the reserve that had been established in a prior period for estimated costs to be incurred related to our indoor air quality testing program by approximately $1 million.  This reserve was recorded in other current liabilities in the condensed consolidated balance sheet.

Items impacting SG&A with comparisons to the prior-year periods include:

	Three Months Ended June 30,				Six Months Ended June 30,
	2018		2017		2018		2017
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(dollars in thousands)				(dollars in thousands)
SG&A, as reported (GAAP)	$102,223	36.1%	$92,336	35.0%	$198,641	36.4%	$204,550	40.0%

Accrual for MDLs and Related Laminate Matters [1]	2,701	1.0%	—	—	2,951	0.5%	18,000	3.5%
Legal and Professional Fees [2]	3,325	1.2%	3,526	1.3%	6,391	1.2%	5,934	1.2%
Sub-Total Items above	6,026	2.2%	3,526	1.3%	9,342	1.7%	23,934	4.7%

Adjusted SG&A, (a non-GAAP measure)	$96,197	33.9%	$88,810	33.7%	$189,299	34.7%	$180,616	35.3%

1 This amount represents the charge to earnings in 2017 related to the Formaldehyde MDL and Abrasion MDL settlements and charges for certain Related Laminate Matters in 2018.

2 Represents charges to earnings related to our defense of certain significant legal actions during the period.  This does not include all legal costs incurred by the Company.

Items impacting operating income (loss) with comparisons to the prior-year periods include:

	Three Months Ended June 30,				Six Months Ended June 30,
	2018		2017		2018		2017
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(dollars in thousands)				(dollars in thousands)
Operating (Loss) Income, as reported (GAAP)	$(913)	(0.3)%	$5,120	1.9%	$(2,359)	(0.4)%	$(20,295)	(4.0)%

Gross Margin Items:
Antidumping Income [1]	(2,126)	(0.7)%	(2,797)	(1.1)%	(2,126)	(0.4)%	(2,797)	(0.5)%
Indoor Air Quality Testing Program Income [2]	—	—	(993)	(0.4)%	—	—	(993)	(0.2)%
Gross Margin Subtotal	(2,126)	(0.7)%	(3,790)	(1.5)%	(2,126)	(0.4)%	(3,790)	(0.7)%

SG&A Items:
Accrual for MDLs and Related Laminate Matters [3]	2,701	1.0%	—	—	2,951	0.5%	18,000	3.5%
Legal and Professional Fees [4]	3,325	1.2%	3,526	1.3%	6,391	1.2%	5,934	1.2%
SG&A Subtotal	6,026	2.2%	3,526	1.3%	9,342	1.7%	23,934	4.7%

Adjusted Operating Income (Loss) (a non-GAAP measure)	$2,987	1.2%	$4,856	1.8%	$4,857	0.9%	$(151)	0.0%

1,2 See the Gross Margin section above for more detailed explanations of these individual items.

3,4 See the SG&A section above for more detailed explanations of these individual items.